Filed Pursuant to Rule 424(b)(2)
Registration No. 333-165926

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities became effective under the Securities Act of 1933, as amended. We are not using this preliminary prospectus supplement and the accompanying prospectus to offer to sell or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated June 6, 2011

PROSPECTUS SUPPLEMENT
(To prospectus dated April 7, 2010)

$150,000,000

Valmont Industries, Inc.

6.625% Senior Notes Due 2020

              We are offering $150 million aggregate principal amount of 6.625% Senior Notes due 2020. We will pay interest on the notes on April 20 and October 20 of each year, beginning October 20, 2011. The notes will mature on April 20, 2020.

              We may redeem some or all of the notes at any time at the redemption price described in this prospectus supplement. If a change of control triggering event as described in this prospectus supplement under the heading "Description of Notes—Change of Control" occurs, we may be required to offer to purchase the notes from the holders. There is no sinking fund for the notes.

              The notes will be fully and unconditionally guaranteed by all of our subsidiaries that guarantee our revolving credit facility. The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness, including all other unsubordinated debt securities that may be issued under the indenture, from time to time outstanding. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

              We previously issued $300 million in aggregate principal amount of 6.625% Senior Notes Due 2020, which we refer to as the existing notes, under the indenture. The notes offered hereby will become part of the same series as the existing notes and, together with the existing notes, will be treated as a single series of senior debt securities under the indenture. The total aggregate principal amount outstanding in this series will be $450 million.

              Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page S-7 of this prospectus supplement.

Per Note	Total
Public offering price (1)%	$
Underwriting discount %	$
Proceeds, before expenses, to us (1)%	$

(1) Plus accrued interest from April 20, 2011 in an amount equal to $                  as of June     , 2011.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about June     , 2011.

BofA Merrill Lynch

The date of this prospectus supplement is June     , 2011.

              WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OTHER THAN THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS PREPARED BY OR ON BEHALF OF US OR TO WHICH WE HAVE REFERRED YOU. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. THIS PROSPECTUS SUPPLEMENT IS DATED JUNE     , 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE APPLICABLE DOCUMENT, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS SUPPLEMENT.

i

NOTICE TO NEW HAMPSHIRE RESIDENTS

              NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OF QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

ABOUT THIS PROSPECTUS SUPPLEMENT

              This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information contained in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

              It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under the caption "Where You Can Find More Information" in the accompanying prospectus and under the captions "Where You Can Find More Information" and "Incorporation of Certain Information By Reference" in this prospectus supplement.

              Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to "Valmont," "Company," "we," "us" and "our" refer to Valmont Industries, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

              We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended ("Exchange Act"). You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

              You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide website that contains reports, proxy statements and other information about issuers like Valmont who file electronically with the SEC. The address of the site is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

              The SEC allows us to incorporate information into this prospectus supplement "by reference," which means that we can disclose important information to you by referring you to one or more documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. These documents contain important information about Valmont and its financial condition, business and results of operations.

              We are incorporating by reference the filings of Valmont listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the filing of this prospectus supplement and prior to the termination of the offering; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 25, 2010 (including the portions of our proxy statement for our 2011 annual meeting of shareholders incorporated by reference therein); and

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 26, 2011; and

  •
  our Current Reports on Form 8-K filed with the SEC on February 25, 2011, March 18, 2011 and June 6, 2011.

              You may obtain any of these documents from the SEC at the SEC's Internet website at http://www.sec.gov. You may also obtain a free copy of any of these filings from us by telephoning or writing to us at the following address and telephone number:

Valmont Industries, Inc.
One Valmont Plaza
Omaha, Nebraska 68154
Attention: Corporate Secretary
Telephone: (402) 963-1000

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

              Certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which the Company operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this prospectus supplement and the accompanying prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in the Company's reports to the SEC, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included or incorporated by reference in this prospectus supplement or the accompanying prospectus is made as of the date of this prospectus supplement, the accompanying prospectus or the incorporated document, as applicable, and the Company does not undertake to update any forward-looking statement except as required by applicable law or regulation.

PROSPECTUS SUPPLEMENT SUMMARY

              The following summary highlights information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein and therein that are described under "Where You Can Find More Information" and "Incorporation of Certain Information By Reference" and any other documents to which we have referred.

Valmont Industries, Inc.

              We are a diversified global producer of fabricated metal products and are a leading producer of steel and aluminum pole, tower and other structures in our engineered infrastructure products segment, and steel and concrete pole structures in our utilities support structures segment, and a global producer of mechanized irrigation systems in our irrigation segment. We also provide metal coating services, including galvanizing, painting and anodizing in our coatings business.

              Products sold through our engineered infrastructure products segment include outdoor lighting and traffic control structures, wireless communication structures and components and roadway safety and industrial access systems. Our pole structures sold through our utilities support structures segment support electrical transmission and distribution lines and related power distribution equipment. Our irrigation segment produces mechanized irrigation equipment that delivers water, chemical fertilizers and pesticides to agricultural crops. Customers and end-users of our products include state and federal governments, contractors, utility and telecommunications companies, manufacturers of commercial lighting fixtures and large farms as well as the general manufacturing sector.

              We are a Delaware corporation with principal executive offices at One Valmont Plaza, Omaha, Nebraska 68154. Our telephone number is (402) 963-1000 and our Internet website is www.valmont.com. Except for the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as described under the "Incorporation of Certain Information By Reference" heading in this prospectus supplement and under the "Where You Can Find More Information" heading in the accompanying prospectus, the information and other content contained on our website are not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

The Offering

              We previously issued $300 million in aggregate principal amount of 6.625% Senior Notes Due 2020, which we refer to as the existing notes, under our senior debt indenture dated as of April 12, 2010 between us, our subsidiaries that are guarantors and Wells Fargo Bank, National Association, as trustee. The notes offered in this offering will constitute an additional issuance of our existing 6.625% notes. The notes offered in this offering and the existing notes have identical terms and together form a single series of senior debt securities. Holders of the notes offered hereby and the existing notes will vote as one class under the indenture. In this prospectus supplement, the term "notes" means these notes that we are offering on the date of this prospectus supplement and the existing notes, unless the context otherwise requires.

              The following summary contains basic information about the notes in this offering and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the notes, please refer to the section entitled "Description of the Notes and Guarantees" in this prospectus supplement and the section entitled "Description of Debt Securities and Guarantees" in the accompanying prospectus.

Issuer	Valmont Industries, Inc.
Notes Offered	$150,000,000 aggregate principal amount of notes.
Maturity	The notes will mature on April 20, 2020.
Interest Rate	The notes will accrue interest from April 20, 2011 at the rate of 6.625% per year.
Interest Payment Dates	April 20 and October 20 of each year, commencing on October 20, 2011.
Ranking
The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness, including all other unsubordinated debt securities that may be issued under the indenture, from time to time outstanding. The indenture does not restrict the issuance by us or our subsidiaries of senior unsecured indebtedness. See "Description of the Notes and Guarantees."
Guarantees
The notes will be fully and unconditionally guaranteed by the guarantors, which currently consist of the same subsidiaries that guarantee our revolving credit facility. The notes will cease to be guaranteed by a subsidiary if such subsidiary is released from its guarantees of our other indebtedness and such other guarantees have been released other than through discharges as a result of payment by such subsidiary on such guarantees.
Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof.
Further Issuances
We may create and issue additional notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects and having the same terms, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and the existing notes.

Optional Redemption	We may redeem the notes, in whole or in part, at any time and from time to time at 100% of their principal amount plus a make-whole premium. See "Description of the Notes and Guarantees—Optional Redemption."
Change of Control Offer	If a Change of Control Triggering Event (as defined herein) occurs, we will be required to make an offer to purchase the notes. See "Description of the Notes and Guarantees—Change of Control Offer."
Certain Covenants
The indenture governing the notes contains covenants that restrict our ability, with certain exceptions, to: (i) incur debt secured by liens; and (ii) engage in sale and leaseback transactions. See "Description of the Notes and Guarantees—Material Covenants."
Use of Proceeds
We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $ from this offering. The net proceeds will be used to finance the redemption of our outstanding 6 7/8% Senior Subordinated Notes due May 2014. We have elected to redeem on June 16, 2011 all $150 million aggregate principal amount of these subordinated notes at a redemption price of 101.146% of this principal amount, plus accrued and unpaid interest on the subordinated notes to, but not including, the redemption date. The closing of the redemption of the subordinated notes will occur after, and is not a condition to, completion of this offering. See "Use of Proceeds."
Risk Factors
Investing in the notes involves risk. See "Risk Factors" beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference herein for a discussion of certain risks you should consider in connection with an investment in the notes.

Summary Historical Financial Data of Valmont Industries, Inc.

              The following table sets forth summary historical financial data of Valmont as of the dates and for the periods indicated. We have derived the summary historical consolidated statement of operations data for the fiscal years ended December 25, 2010, December 26, 2009 and December 27, 2008 and the summary historical consolidated balance sheet data as of December 25, 2010 and December 26, 2009 from the audited consolidated financial statements of Valmont contained in our Annual Report on Form 10-K for the fiscal year ended December 25, 2010 and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived the summary historical consolidated statement of operations data for the fiscal years ended December 29, 2007 and December 30, 2006 and the summary historical consolidated balance sheet data as of December 27, 2008, December 29, 2007 and December 30, 2006 from the audited consolidated financial statements of Valmont contained in our Annual Reports on Form 10-K for the years ended December 27, 2008, December 29, 2007 and December 30, 2006, respectively, which reports are not incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived the summary historical consolidated statement of operations data for the quarters ended March 26, 2011 and March 27, 2010 and the summary historical consolidated balance sheet data as of March 26, 2011 from the unaudited condensed consolidated financial statements of Valmont contained in our Quarterly Report on Form 10-Q for the quarter ended March 26, 2011 and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived the summary historical consolidated balance sheet data as of March 27, 2010 from the unaudited condensed consolidated financial statements of Valmont contained in our Quarterly Report on Form 10-Q for the quarter ended March 27, 2010, which report is not incorporated by reference in this prospectus supplement and the accompanying prospectus.

              We acquired Delta plc ("Delta"), a publicly-traded company in the United Kingdom on May 12, 2010, and we began consolidating Delta's financial results in our consolidated financial statements on May 12, 2010. Our financial statements for the year ended December 25, 2010 include Delta's operating results only for the portion of the year beginning on May 12, 2010; our financial statements for the quarter ended March 26, 2011 include Delta's operating results for the entire period and our financial statements for the quarter ended March 26, 2010 do not include Delta's operating results. As a result, our results of operations for the periods reflected below may not be comparable. For a discussion of the impact of the Delta acquisition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 25, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 26, 2011 which reports are incorporated by reference in this prospectus supplement and the accompanying prospectus.

              You should read the information contained in this table in conjunction with the historical audited and unaudited consolidated financial statements of Valmont, the accompanying notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the fiscal year ended December 25, 2010, and our Quarterly

Report on Form 10-Q for the quarter ended March 26, 2011, both of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Three Months Ended		Fiscal Years Ended
	March 26, 2011	March 27, 2010(1)	December 25, 2010(2)	December 26, 2009	December 27, 2008	December 29, 2007	December 30, 2006
	(in thousands, except per share amounts)
Statement of Operations Data:
Net sales	$567,949	$367,402	$1,975,505	$1,786,601	$1,907,278	$1,499,834	$1,281,281
Gross profit	136,493	100,730	519,574	532,014	510,484	399,845	326,726
Operating income	45,301	31,650	178,413	237,994	228,591	155,626	110,085
Earnings before income taxes and equity in earnings of nonconsolidated subsidiaries	39,207	25,967	152,982	226,084	205,519	140,169	96,319
Net earnings attributable to Valmont Industries, Inc.	25,609	16,463	94,379	150,562	132,397	94,713	61,544
Basic earnings per share	0.98	0.63	3.62	5.80	5.13	3.71	2.44
Diluted earnings per share	0.97	0.62	3.57	5.73	5.04	3.63	2.38
Cash dividends per share	0.165	0.150	0.645	0.580	0.495	0.410	0.370
Cash Flow Data:
Net cash flows from operations	5,687	19,268	152,220	349,520	52,575	110,249	59,130
Net cash flows from investing activities	(11,511)	(273,667)	(262,713)	(43,595)	(194,077)	(70,233)	(36,284)
Net cash flows from financing activities	8,115	185,900	269,685	(198,400)	108,753	(1,017)	(7,397)
Other Financial Data:
EBITDA(3)	$64,333	$43,080	$243,592	$283,964	$260,474	$191,635	$146,029
Cash paid for interest	366	2,856	26,268	16,661	18,099	17,522	17,151
Depreciation and amortization	17,165	11,209	59,663	44,748	39,597	35,176	36,541
Capital expenditures	12,609	4,555	36,092	44,129	50,879	56,610	27,898
Balance Sheet Data (at end of period):
Cash and cash equivalents	$358,271	$109,987	$346,904	$180,786	$68,567	$106,532	$63,504
Working capital(4)	809,486	665,777	747,312	458,605	475,215	350,561	277,736
Total assets	2,179,543	1,477,779	2,090,743	1,302,169	1,326,288	1,052,613	892,310
Total long-term debt, including current maturities	484,820	351,408	468,834	160,482	338,032	223,248	221,137
Total Valmont Industries, Inc. shareholders' equity	955,980	792,876	915,892	786,261	624,131	510,613	401,281
Supplemental Data:
Ratio of earnings to fixed charges(5)	4.82	4.54	5.04	11.67	9.86	7.52	5.67

(1)
Results for the three months ended March 27, 2010 do not include results of Delta plc, which was acquired in May 2010.

(2)
Includes results of Delta plc as of May 12, 2010.

(3)
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) is one of our key financial ratios in that it is the basis for determining our maximum borrowing capacity at any one time. Our bank credit agreements contain a financial covenant that our total interest-bearing debt not exceed 3.75x EBITDA for the most recent twelve-month period. If this covenant is violated, we may incur additional financing costs or be required to pay the debt before its maturity date. EBITDA is not a measure of financial performance or liquidity under accounting principles generally accepted in the United States of America (U.S. GAAP) and, accordingly, should not be considered in isolation or as a substitute for net earnings, cash flows from operations or other income or cash flow data prepared in accordance with U.S. GAAP or as a measure of our operating performance or liquidity. EBITDA set forth in the table above and the calculation of EBITDA set forth in the table below are for all periods presented.

	Three Months Ended		Fiscal Years Ended
	March 26, 2011	March 27, 2010	December 25, 2010	December 26, 2009	December 27, 2008	December 29, 2007	December 30, 2006
	(in thousands, except per share amounts)
Net cash flows from operations	$5,687	$19,268	$152,220	$349,520	$52,575	$110,249	$59,130
Interest expense	8,271	5,962	30,947	15,760	18,267	17,726	17,124
Income tax expense	13,288	9,446	55,008	72,894	70,213	44,020	30,820
Deferred income tax (expense) benefit	(784)	(2,740)	(5,017)	(7,375)	4,502	1,620	11,027
Noncontrolling interest	(1,264)	(172)	(6,034)	(3,379)	(3,823)	(2,122)	(1,290)
Equity in earnings / (losses) in nonconsolidated subsidiaries	954	114	2,439	751	914	686	(2,665)
Stock-based compensation	(1,312)	(1,599)	(7,154)	(6,586)	(4,736)	(3,913)	(2,598)
Pension plan expense	(1,497)	-	(5,874)	-	-	-	-
Payment of deferred compensation	-	-	393	267	1,260	9,186	-
Changes in assets and liabilities, net of acquisitions	41,057	(12,885)	26,272	(136,944)	123,866	16,278	34,213
Other	(67)	(84)	392	(944)	(2,564)	(2,095)	268

EBITDA	$64,333	$43,080	$243,592	$283,964	$260,474	$191,635	$146,029

(4)
Working capital represents the difference between total current assets and total current liabilities.

(5)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges include interest on indebtedness and that portion of rental expense that we believe to be representative of interest.

RISK FACTORS

              Investing in the notes involves various risks, including the risks described below and in the documents we incorporate by reference herein. You should carefully consider these risks and the other information contained in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations, financial condition and liquidity.

Our level of indebtedness is substantial and effectively reduces the amount of funds available for other business purposes.

              As of March 26, 2011, we had approximately $494.7 million of total indebtedness. In addition, we had approximately $236.9 million of additional available borrowings under our revolving credit facility. Interest costs related to the notes and other debt we may incur will be substantial. Our increased level of indebtedness could reduce funds available for additional acquisitions, capital expenditures or other business purposes, impact our ratings, restrict our financial and operating flexibility or create competitive disadvantages compared to other companies with lower debt levels.

              Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other cash requirements, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

  •
  to refinance or restructure all or a portion of our indebtedness, including the notes;

  •
  to sell selected assets or businesses; or

  •
  to reduce or delay planned capital or operating expenditures.

              Such measures might not be sufficient to enable us to service our debt and meet our other cash requirements, including the notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms or at all.

There may not be an active trading market for the notes.

              The underwriters have advised us that they currently intend to continue to make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are not obliged to do so and they may discontinue any such market making activities at any time without notice. We do not currently plan to list the notes on any national securities exchange or arrange for their quotation on an automated quotation system. Therefore, we cannot assure you that there will be an active trading market for the notes at any time. In addition, the liquidity of any trading market in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for these notes, prevailing interest rates, ratings assigned to the notes, time remaining to the maturity of the notes, outstanding amount of the notes, the market for similar securities, prospects for other companies in our industry and changes in our consolidated financial condition, results of operations or prospects.

The notes are the unsecured obligations of Valmont Industries, Inc. and its subsidiaries that guarantee the notes. The notes are not obligations of our other subsidiaries and will be structurally subordinated to creditor claims against these non-guarantor subsidiaries. Structural subordination increases the risk that we will be unable to meet our obligations on the notes.

              The notes are exclusively the obligations of Valmont Industries, Inc. and its subsidiaries that guarantee the notes. The notes are not obligations of our other subsidiaries. A substantial portion of our operations are conducted through these non-guarantor subsidiaries. As a result, our cash flow and ability to service our debt, including the notes, depends, in part, upon the earnings of our non-guarantor subsidiaries and the distribution to us of earnings, loans or other payments by such non-guarantor subsidiaries.

              Our subsidiaries are separate and distinct legal entities. Certain of our subsidiaries will not guarantee the notes and are under no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon such subsidiaries' earnings and business considerations and may be subject to legal and contractual restrictions. As of March 26, 2011, we had approximately $1,126.1 million of total liabilities on a consolidated basis. Of this amount, our non-guarantor subsidiaries had approximately $424.7 million of liabilities (including trade payables and excluding intercompany debt) to which the notes will be structurally subordinated.

              Our right to receive any assets of any of our non-guarantor subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of the creditors of such non-guarantor subsidiaries, including senior and subordinated debt holders and bank and trade creditors. In addition, even if we were a creditor of any of our non-guarantor subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of such non-guarantor subsidiaries and any indebtedness of such non-guarantor subsidiaries senior to that held by us.

Federal and state laws allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from guarantors.

              The notes will be guaranteed, jointly and severally, by certain of our current and future direct and indirect subsidiaries. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance and fraudulent transfer laws if a bankruptcy or insolvency proceeding or a lawsuit is commenced by or on behalf of us or one of our subsidiary guarantors or by our unpaid creditors or the unpaid creditors of one of our subsidiary guarantors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the notes to that subsidiary guarantor's other debt or take other action detrimental to the holders of the notes and the guarantees of the notes, if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  issued the guarantee to delay, hinder or defraud present or future creditors; or

  •
  received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee; and

  •
  was insolvent or rendered insolvent by reason of issuing the guarantee;

  •
  was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

              In those cases where our solvency or the solvency of one of our subsidiary guarantors is a relevant factor, the measures of insolvency will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its indebtedness as it becomes due.

              We cannot be sure as to the standard that a court would use to determine whether or not a party was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the subsidiary guarantors' other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. The indenture governing the notes provides that the guarantees will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the subsidiary guarantor without rendering such guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The notes will be subject to the prior claims of any future secured creditors.

              The notes are unsecured obligations, ranking effectively junior to our outstanding secured indebtedness and any additional secured indebtedness we may incur. As of March 26, 2011, we had less than $1.0 million of secured indebtedness. Accordingly, the notes will be subordinated to the extent we or our subsidiaries have or will obtain secured borrowings. The indenture governing the notes permits us to incur secured debt under specified circumstances and permits our foreign subsidiaries that do not guarantee the notes to incur secured debt without restriction. If we incur any such additional secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors unless the debt is subject to the covenant herein under "Description of Notes—Limitations on Liens," in which case the additional debt will rank equally with the notes. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, our assets that secure other indebtedness will be available to pay obligations on the notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The indenture governing the notes contains negative covenants. The limitation on liens and sale/leaseback covenants do not apply to certain of our subsidiaries and contain exceptions that would allow us and our subsidiaries to grant liens or security interests with respect to our assets, rendering the holders of the notes structurally or contractually subordinated to new lenders. The indenture governing the notes does not contain any financial covenants.

              The indenture governing the notes contains negative covenants. The limitation on liens and sale/leaseback covenants apply to us, but not to certain of our subsidiaries. As a result, such subsidiaries will not be restricted under the indenture from granting liens or security interests with respect to all or any of their assets without having to provide similar liens or security to the holders of the notes, or from entering into sale/leaseback transactions. Exceptions to the limitation on liens covenant would allow us and our subsidiaries to incur substantial additional amounts of indebtedness, and to grant liens or security interests in connection with those borrowings. The indenture governing the notes does not contain any financial covenants.

The provisions of the notes will not necessarily protect you in the event of certain highly leveraged transactions.

              Upon the occurrence of a Change of Control Triggering Event (as defined herein) you will have the right to require us to repurchase the notes as provided in the indenture governing, and on the terms set forth in, the notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control (as defined herein) that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction were to occur, the value of your notes could decline.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event, which would result in an event of default under your notes.

              We will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time, which agreements may provide that a Change of Control Triggering Event constitutes an event of default or prepayment under such other indebtedness. Our failure to make such a repurchase would result in an event of default under your notes.

Ratings of the notes may change and affect the market price and marketability of the notes.

              The trading price for the notes will depend on a number of factors, including:

  •
  our credit ratings with major credit rating agencies

  •
  the prevailing interest rates being paid by other companies similar to us

  •
  the market price of our common shares; our financial condition, operating performance and future prospects; and

  •
  the overall condition of the financial markets and global and domestic economies.

              The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries.

              There is no assurance that our credit ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant. It is also possible that our ratings may be lowered in connection with future events, such as future acquisitions. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

 USE OF PROCEEDS

              We intend to use the net proceeds from the sale of the notes offered hereby (estimated at $                  before offering expenses but after deducting the underwriting discounts) to finance the redemption of all of our outstanding 6 7/8% Senior Subordinated Notes due May 2014. We have elected to redeem on June 16, 2011 all $150 million aggregate principal amount outstanding of these subordinated notes at a redemption price of 101.146% of this principal amount, plus accrued and unpaid interest on the subordinated notes to, but not including, the redemption date. To the extent that the net proceeds from the sale of the notes are insufficient to fund the full redemption price of the subordinated notes, together with accrued and unpaid interest, we intend to fund the remainder with alternative funding sources, including borrowings under our revolving credit facility. To the extent that the net proceeds from the sale of the notes are in excess of the full redemption price, we intend to use the excess for general corporate purposes. The closing of the redemption of the subordinated notes will occur after, and is not a condition to, completion of this offering.

CAPITALIZATION TABLE

              The following table sets forth our capitalization on a consolidated basis as of March 26, 2011. We have presented our capitalization:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis to give effect to the offering of the notes and the redemption our 6 7/8% Senior Subordinated Notes due May 2014 at the redemption price described above under "Use of Proceeds."

              You should read the following table along with our consolidated financial statements and the accompanying notes to those financial statements, together with management's discussion and analysis of financial condition and results of operations, contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 26, 2011
	Actual	Pro Forma As Adjusted
	(amounts in millions)
Cash	$358.3	$358.3

Debt
Revolving credit facility(1)	$24.0	$27.0	(2)
6.625% Senior Notes due 2020	300.0	450.0	(3)
6.875% Senior Subordinated Notes due 2014	150.0	—
Industrial development bonds	8.5	8.5
Other	12.2	12.2

Total debt	494.7	497.7
Noncontrolling interest	97.5	97.5
Total Valmont Industries, Inc. shareholders' equity	956.0	954.2

Total capitalization	$1,548.2	$1,549.4

(1)
We may borrow up to $280 million under the terms of the revolving credit facility. At March 26, 2011, we had $236.9 million of available borrowing capacity under the facility.

(2)
Reflects borrowings under our revolving credit facility of $3.0 million, net of tax benefit, to fund the difference between the net proceeds from this offering and the full redemption price of the subordinated notes we are redeeming together with accrued and unpaid interest to the redemption date, and our estimate of fees and expenses associated with this offering.

(3)
Consists of the existing notes and the additional $150 million aggregate principal amount of the notes offered hereby. It is anticipated that the additional notes will be sold at a premium to par and thus the gross proceeds will exceed the principal amount of the notes.

DESCRIPTION OF THE NOTES AND GUARANTEES

              The following description of the notes (referred to in the accompanying prospectus generally as debt securities) and guarantees supplements the more general description that appears in the accompanying prospectus. You should read this section together with the section entitled "Description of Debt Securities and Guarantees" in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls.

              The following description is only a summary of certain terms of the notes, guarantees and the indenture and supplemental indenture governing the notes and guarantees. We urge you to read the indenture and supplemental indenture in their entirety because the indenture and supplemental indenture, and not this summary, define your rights as a holder of the notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended, which we refer to as the TIA, and to all of the provisions of the indenture and supplemental indenture and those terms made a part of the indenture and supplemental indenture by reference to the TIA as in effect on the date of the closing of the offering of the notes. We provide our definitions for the capitalized terms in this section that we otherwise do not define either at the end of the relevant subsection or at the end of this section.

              For purposes of this section, references to the "Company," "we," "us," "our" or similar terms refer to Valmont Industries, Inc., not including its subsidiaries.

General Description of the Notes

              The notes offered hereby will constitute an additional issuance of our 6.625% senior notes due 2020. The notes will mature on April 20, 2020. The notes will be issued in fully registered form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Interest on the notes in this offering will accrue from April 20, 2011 at a rate of 6.625% per year. Interest on the notes in this offering will be payable semi-annually on April 20 and October 20 beginning on October 20, 2011, to the persons who are registered holders of the notes at the close of business on April 5 and October 5 of each year immediately preceding the respective interest payment dates, except that interest payable at maturity will be paid to the same persons to whom principal of the notes is payable. The notes and the existing notes have identical terms (except for the issue price, the issue date and the initial interest payment date) and together form a single series of senior debt securities. The notes and the existing notes will have the same CUSIP number. Holders of the notes offered hereby and the existing notes will vote as a single class under the indenture.

              Interest on the notes offered hereby will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest period relating to an interest payment date (including the maturity date) shall be the period from, and including, the most recent preceding interest payment date (or, in the case of the first interest period, April 20, 2011) to, but excluding, the relevant interest payment date.

              All payments on the notes, including principal, premium, if any, and interest will be payable at the corporate trust office of the trustee, as paying agent under the indenture as set forth in the indenture.

              If any interest payment date, maturity date or redemption date of a note falls on a day that is not a business day, the required payment of principal and interest may be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date or redemption date as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York, New York or Chicago, Illinois are authorized by law to close.

              The notes and the existing notes constitute a series of debt securities issued under an indenture (including the related supplemental indenture) between us, the Guarantors and Wells Fargo Bank, National Association, as trustee, the terms of which are more fully described elsewhere in this prospectus supplement and in the accompanying prospectus.

              Currently, the notes will be limited to $450 million aggregate principal amount, which includes the $150 million principal amount of the notes in this offering, and $300 million principal amount of existing notes. The indenture does not limit the aggregate principal amount of debt securities that we may issue thereunder and provides that we may issue debt securities from time to time in one or more additional series. The terms of the indenture and notes do not limit our ability to incur additional indebtedness. The terms of the indenture and notes do not necessarily afford holders of notes protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders.

              The notes will not be subject to any sinking fund.

Ranking of the Notes

              The notes are:

  •
  general unsecured obligations of the Company;

  •
  ranked equally in right of payment with all of the Company's existing and future senior unsecured debt;

  •
  ranked senior in right of payment to all of the Company's existing and future subordinated debt, if any;

  •
  ranked effectively junior to all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are not Guarantors; and

  •
  fully and unconditionally guaranteed by the Guarantors.

The Guarantees

              The notes are fully and unconditionally guaranteed by the Guarantors, which currently consists of the same Subsidiaries that guarantee our Revolving Credit Facility. The Guarantees will be:

  •
  general unsecured obligations of each Guarantor;

  •
  ranked equally in right of payment with all existing and future senior unsecured debt of such Guarantor; and

  •
  ranked senior in right of payment to all existing and future subordinated debt of such Guarantor, if any.

              Each Guarantor jointly and severally guarantees the Company's obligations under the notes. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors—Risk Factors Relating to the Offering—Federal and state laws allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from guarantors." Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor.

              Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor, or with or to other persons upon the terms and conditions set forth in the indenture. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such Guarantor is the surviving person), unless certain conditions are met. See "Description of Debt Securities and Guarantees—Covenants—Consolidation, Merger or Sale of Assets" in the accompanying prospectus.

              The Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture. See "Description of Debt Securities and Guarantees—Subsidiary Guarantee" in the accompanying prospectus.

Optional Redemption

              We may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed, and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of those payments of interest accrued to the date of redemption) from the redemption date to the maturity date of the notes being redeemed, in each case, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 45 basis points, plus, in each case, accrued and unpaid interest on the notes to the date of redemption.

              We will mail notice of any redemption at least 30 days, but not more than 60 days, before the date of redemption to each holder of the notes to be redeemed. If less than all the notes are to be redeemed at any time, subject to DTC procedures, the trustee will select notes to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate, and the identification of the particular notes will be included in the notice to holders. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control Offer

              If a Change of Control Triggering Event occurs, each holder of the notes will have the right to require us to purchase all or a portion (equal to $2,000 principal amount and any integral multiples of $1,000 in excess thereof) of such holder's notes pursuant to the offer described below (a "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (the "Change of Control Payment"), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

              We will be required to send a notice to each holder of the notes by first-class mail, with a copy to the trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a "Change of Control Payment Date"). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

              On the Change of Control Payment Date, we will, to the extent lawful:

  •
  accept for payment all properly tendered notes or portions of notes not validly withdrawn;

  •
  deposit with the paying agent the required payment for all properly tendered notes or portions of notes not validly withdrawn; and

  •
  deliver or cause to be delivered to the trustee the repurchased notes, accompanied by an officers' certificate stating, among other things, the aggregate principal amount of repurchased notes.

              We will not be required to make a Change of Control Offer with respect to the notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and the third-party purchases all notes properly tendered and not withdrawn under its offer.

              We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

              Future debt of the Company may also prohibit the Company from purchasing notes in the event of a Change of Control, provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require the Company to purchase the notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Company.

              Finally, the Company's ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See "Risk Factors—Risk Factors Relating to the Offering—We may not be able to repurchase all of the notes upon a Change of Control Triggering Event, which would result in a default under the notes."

              Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the notes to require that the Company purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

              The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes of that series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

              For purposes of the foregoing discussion, the following definitions apply:

              "Change of Control" means the occurrence of any of the following:

  •
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any

    "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

  •
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

  •
  the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

  •
  the first day on which a majority of the members of our board of directors are not Continuing Directors; or

  •
  the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

              "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Event that relates to such Change of Control.

              "Continuing Directors" means, as of any date of determination, any member of our board of directors who:

  •
  was a member of such board of directors on the first date that any of the notes were issued; or

  •
  was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

Under a recent Delaware Chancery Court interpretation of the foregoing definition of "Continuing Directors," a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a "Change of Control" that could trigger your right to require us to repurchase your notes as described above.

              "Rating Agencies" means:

  •
  each of Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors, and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors; and

  •
  if either such Rating Agency ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company's control, a substitute Rating Agency chosen by the Company.

              "Rating Event" means with respect to a Change of Control, if the notes carry immediately prior to the first public announcement of the occurrence of such Change of Control or of the intention to effect such Change of Control:

  •
  an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from both Rating Agencies, and the rating from both Rating Agencies is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;

  •
  a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from both Rating Agencies, and the rating from both Rating Agencies is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by both Rating Agencies; or

  •
  both (i) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency, and the rating is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (ii) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from the other Rating Agency, and the rating is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency;

provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to the

Company that such decision(s) resulted, in whole or in part, from the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control.

              "Voting Stock" means, with respect to any specified person as of any date, the Capital Stock of such person (whether now or hereafter authorized, regardless of whether such Capital Stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation) that is at the time entitled to vote generally in the election of the board of directors of such person.

Material Covenants

              Limitations on Liens

              So long as any notes are outstanding, we will not, nor will we permit any Guarantor or Domestic Subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money, which we refer to as "Debt," secured by any mortgage or other encumbrance, which we refer to as a "Mortgage," on any Principal Property owned by us, one of our Guarantors or one of our other Domestic Subsidiaries or any shares of stock or Debt of any Restricted Subsidiaries, without concurrently securing the notes equally and ratably with such Debt so long as such Debt shall be so secured. This restriction does not apply to Debt secured by:

              (1)         Mortgages existing at the time of the indenture;

              (2)         Mortgages on property of, or on any shares of stock of, any person existing at the time it becomes a Subsidiary; provided such Mortgages were in existence before the contemplation of such person becoming a Subsidiary;

              (3)         Mortgages on property of the Company, a Guarantor or a Domestic Subsidiary or shares of stock of a Restricted Subsidiary (a) existing at the time of acquisition thereof (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price or construction cost thereof or (c) to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or the completion of any such construction and commencement of full operation of such property for the purpose of financing all or any portion of the purchase price or construction cost thereof;

              (4)         Mortgages in favor of us or any Restricted Subsidiary;

              (5)         Mortgages in favor of the United States, any state or any subdivision, department, agency or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

              (6)         Mortgages in favor of the administrative agent and lenders under the Revolving Credit Facility securing any obligations under the Revolving Credit Facility; provided that the principal amount of the Debt secured does not exceed the aggregate amount of the commitments under the Revolving Credit Facility in effect on the date the notes are issued; or

              (7)         extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in (1) through (6).

              Notwithstanding the limitations on liens described above, we, any Guarantor or any Restricted Subsidiary may incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Property owned by us or one of our Guarantors or of our other Domestic Subsidiaries or any shares of stock or Debt of any Restricted Subsidiaries, in addition to that permitted above and without any obligation to secure the notes, provided that at the time of such incurrence, issuance, assumption or guarantee of such Debt that is so secured by a Mortgage on any Principal Property owned by us or one of our Guarantors or of our other Domestic Subsidiaries or any shares of stock or Debt of any Restricted Subsidiaries, and after giving effect thereto, Exempted Debt, in the aggregate, does not exceed 15% of our Consolidated Net Tangible Assets, taken as a whole.

              Limitation on Sale and Leaseback

              So long as any notes are outstanding, we will not, nor will we permit any Restricted Subsidiary to, sell and leaseback for more than one year any Principal Property owned by us, a Guarantor or a Domestic Subsidiary. This restriction does not apply if (a) we or such Restricted Subsidiary would be entitled as described in "—Limitations on Liens" above to incur Debt secured by a Mortgage on such Principal Property in a principal amount equivalent to the Attributable Debt in respect of such arrangement without equally and ratably securing the notes or (b) we retire Funded Debt or cause Funded Debt to be retired equal to the greater of the net proceeds of such sale or the fair market value of the Principal Property to be subject to such arrangement.

              Notwithstanding the limitations on sale and leaseback transactions described above, we, a Guarantor or any Domestic Subsidiary may enter into a sale and leaseback transaction of any Principal Property in addition to that permitted above and without any obligation to retire any notes or other indebtedness referred to above, provided that at the time of entering into such sale and leaseback transaction and after giving effect thereto, Exempted Debt, in the aggregate, does not exceed 15% of our Consolidated Net Tangible Assets, taken as a whole.

              Additional Subsidiary Guarantees

              If any of our Subsidiaries, including any Subsidiary that we or any of our Subsidiaries may organize, acquire or otherwise invest in after the date of the indenture that is not a Guarantor, guarantees, or, in the case of Domestic Subsidiaries, becomes otherwise obligated under, the Revolving Credit Facility, then such Subsidiary shall (i) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the notes and the indenture on the terms set forth in the indenture and (ii) deliver to the trustee an opinion of counsel that such supplemental indenture and Guarantee has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the indenture; provided, further, however, that any such Guarantee shall be released as provided under the last paragraph above under "—The Guarantees."

Events of Default

              Please see "Description of Debt Securities and Guarantees—Events of Default" in the accompanying prospectus.

Consolidation, Merger or Sale of Assets

              Please see "Description of Debt Securities and Guarantees—Covenants—Consolidation, Merger or Sale of Assets" in the accompanying prospectus.

Same-Day Settlement and Payment

              The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in definitive form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Further Issues

              We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as, and ranking equally and ratably with, the notes in all respects (or in all respects except for the payment of interest accruing prior to the Issue Date of such additional debt securities, or except for the first payment of interest following the Issue Date of such additional debt securities), so that such additional debt securities will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the notes.

              Any additional debt securities that are consolidated and form a single series with the notes will be issued for U.S. federal income tax purposes in a "qualified reopening" or with no more than a de minimis amount of original issue discount.

              We may at any time and from time to time purchase notes in the open market or otherwise.

Book-Entry System; Delivery and Form

              The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC in New York, New York for the accounts of institutions that have accounts with DTC ("participants").

              Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered definitive form, which notes we refer to as "definitive notes."

              DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry systems is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

              Ownership of Beneficial Interests

              We expect that, pursuant to the procedures established by DTC, upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

              So long as DTC, or its nominee, is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive definitive notes, will not be entitled to have the notes represented by the global note registered in their names and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC's applicable procedures. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

              All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

              We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

              Unless and until it is exchanged in whole or in part for definitive notes, no global note may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

              We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principle amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.

              Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the underwriters, the trustee nor we will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

              The indenture provides that if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and we do not appoint a successor depositary within 90 days; or

  •
  we determine that the notes shall no longer be represented by global notes, and we execute and deliver to the trustee, in our discretion, a company order to such effect,

the global notes will be exchanged for notes in definitive form of like tenor and of an equal principal amount, in authorized denominations. Such definitive notes shall be registered in such name or names as DTC shall instruct the trustee. We expect that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interest in global securities.

              We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but neither we nor the trustee take responsibility for its accuracy.

              Holding through Euroclear and Clearstream

              If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as "Clearstream" or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear," in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers' securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers' securities in the depositaries' names on DTC's books.

              Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC's rules and procedures.

              Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

              In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Certain Definitions

              "Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

              "Attributable Debt" means, as to any particular lease under which any person (as defined in the indenture) is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (after giving effect to any extensions at the option of the lessee), discounted from the respective due dates thereof to such date at the rate per annum borne by the notes.

              "Capital Stock" means, with respect to any person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such person's equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such person.

              "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

              "Comparable Treasury Price" means, with respect to any date of redemption, (a) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

              "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any liabilities constituting Funded Debt by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on the most recent consolidated balance sheet of us and our consolidated Subsidiaries and computed in accordance with GAAP.

              "Domestic Subsidiary" means a Subsidiary of ours except a Subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States of America.

              "Exempted Debt" means the sum of the following items outstanding as of the date Exempted Debt is being determined: (1) indebtedness of us and our Subsidiaries incurred after the date of the indenture and secured by Mortgages created or assumed pursuant to the second paragraph under "Material Covenants—Limitations on Liens" above and (2) Attributable Debt of us and our Subsidiaries in respect of every sale and leaseback transaction entered into after the date of the indenture and pursuant to the second paragraph under "Material Covenants—Limitation on Sale and Leaseback" above.

              "Funded Debt" means all indebtedness for money borrowed, other than indebtedness subordinated in right of payment to the notes, having a maturity of more than twelve months from the date as of which the amount thereof is to be determined, or having a maturity of less than twelve months from the date as of which the amount thereof is to be determined but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower.

              "Guarantee" means a guarantee by a Guarantor of the notes.

              "Guarantor" means a Subsidiary of ours that guarantees the notes.

              "Issue Date" means the date on which the notes are originally issued under the indenture.

              "Principal" includes premium, if any.

              "Principal Property" means the headquarters of the Company and any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, distribution or warehousing, owned or leased by us or any Guarantor or Domestic Subsidiary. The term "Principal Property" does not include any of the above referenced property (a) financed through the issuance of tax exempt governmental obligations or (b) that our board of directors determines in good faith is not materially important to the total business of us and our Subsidiaries.

              "Quotation Agent" means one of the Reference Treasury Dealers appointed by us.

              "Reference Treasury Dealer" means (1) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC and the respective successors of the foregoing; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by us.

              "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

              "Restricted Subsidiary" means (1) any Guarantor and (2) any Domestic Subsidiary owning a Principal Property.

              "Revolving Credit Facility" means that certain credit agreement by and among the Company and certain Subsidiaries of the Company party thereto, as borrowers, the lenders party thereto, and Bank of America, as administrative agent, dated as of October 16, 2008, as amended, amended and restated, supplemented or modified, renewed, refinanced or replaced from time to time.

              "Subsidiary" means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

              "Voting Stock" means, with respect to any specified person as of any date, the Capital Stock of such person (whether now or hereafter authorized, regardless of whether such Capital Stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation) that is at the time entitled to vote generally in the election of the board of directors of such person.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

              The following is a general summary of certain material U.S. federal income tax consequences of the ownership and disposition of the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "IRC"), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors who purchase notes at the time of original issuance at their "issue price" and applies only to beneficial owners that hold the notes as "capital assets" within the meaning of section 1221 of the IRC.

              This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder's individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, and persons holding notes as part of a "straddle" or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes.

              If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are beneficial owners of notes and partners in such partnerships are urged to consult with their own tax advisors regarding the U.S. federal income and other tax consequences of the ownership and disposition of the notes.

              This discussion is for general purposes only. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in the tax laws.

              Qualified Reopening

              We intend to treat the notes as issued pursuant to a "qualified reopening" of the existing notes. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the notes will be part of the same issue as the existing notes of this series for U.S. federal income tax purposes. The remainder of this discussion assumes the correctness of the treatment discussed in this paragraph.

              Pre-issuance Accrued Interest

              The initial offering price of the notes will include amounts attributable to interest accrued from April 20, 2011, which we call "pre-issuance accrued interest." Pre-issuance accrued interest will be included in the accrued interest paid on these notes on October 20, 2011, the first interest payment after their issuance. We intend to take the position that a portion of the interest received, in an amount equal to the pre-issuance accrued interest, on the first interest payment date of the notes issued in this offering should be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the notes. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received but should reduce a U.S. Holder's adjusted tax basis in a note issued in this offering by a corresponding amount.

Tax Consequences to U.S. Holders

              U.S. Holder

              As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of the, U.S. or any political subdivision of the U.S.;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has made a valid election to be treated as a U.S. person.

              The term U.S. Holder also includes certain former citizens and residents of the United States.

              Potential Contingent Payment Debt Treatment

              We may be obligated to pay amounts in excess of the stated interest or principal on the notes as described under "Description of the Notes and Guarantees—Change of Control Offer." These payments may implicate the provisions of the U.S. Treasury regulations relating to "contingent payment debt instruments." According to the applicable U.S. Treasury regulations, however, certain contingent payments will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingent payments, as of the date of issuance, are remote or incidental. We intend to take the position that any contingent payments are remote or incidental, and we do not intend to treat the notes as contingent payment debt instruments. Our position that any such contingent payments are remote or incidental is binding on a U.S. Holder unless such person discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the Internal Revenue Service (the "IRS"), and if the IRS were to successfully challenge this position, the notes would not be treated as issued pursuant to a "qualified reopening" as discussed above, and a U.S. Holder might be required to accrue additional interest income for a taxable period in excess of the stated interest rate and to treat as ordinary interest income, any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors in these notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

              Payments of Interest

              Subject to the discussion of pre-issuance accrued interest above, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

              A U.S. Holder that purchases a note for an amount greater than the amount payable at maturity will be considered to have purchased the note with amortizable bond premium in an amount equal to the excess of the purchase price over the sum of the amount payable at maturity. A holder may make an election to include in gross income interest that accrues on a note, as adjusted by amortizable bond premium, in accordance with a constant yield method based on the compounding of interest. If a U.S. Holder makes this election for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation. Absent this election, the application of the amortizable bond premium rules to the notes is unclear. U.S. Holders should consult their tax advisors regarding the application of these rules to the notes.

              Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

              Upon the sale, exchange, redemption or other taxable disposition a note (any of these, a "Disposition" for purposes of this discussion), a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between (1) the amount realized on the Disposition of the note, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (2) the U.S. Holder's adjusted tax basis in the note. The amount realized by a U.S. Holder is the sum of the cash plus the fair market value of all other property received by the U.S. Holder on the Disposition of the note. A U.S. Holder's adjusted tax basis in a note will generally be the cost of the note (net of accrued interest) to the U.S. Holder (not including any amount paid for pre-issuance accrued interest excluded from income as described above), less any amortized bond premium.

              Gain or loss realized on the Disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the Disposition, the note has been held for more than one year. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to certain limitations. U.S. Holders are urged to consult their own tax advisors regarding the deductibility of any capital losses in light of their particular circumstances.

              Backup Withholding and Information Reporting

              Information returns will be filed with the IRS in connection with interest payments on the notes and proceeds from a Disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding tax at the applicable rate (currently 28% and scheduled to increase to 31% for 2013 and thereafter) on such payments if the U.S. Holder fails to provide its taxpayer identification number to us or the paying agent and comply with certain certification procedures. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

              Non-U.S. Holder

              As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  an individual who is classified as a nonresident for U.S. federal income tax purposes;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

              "Non-U.S. Holder" does not include a holder who is an individual present in the U.S. for 183 days or more in the taxable year of a note Disposition and who is not otherwise a resident of the U.S. for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the Disposition of a note.

              Payments of Interest

              Subject to the discussions below under "—Backup Withholding and Information Reporting", a Non-U.S. Holder will not generally be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not "effectively connected" with the Non-U.S. Holder's conduct of a trade or business within the U.S. (and, if a treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.) and:

  •
  the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the Non-U.S. Holder is not a "controlled foreign corporation" for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;

  •
  the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder's trade or business; and

  •
  either (1) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or a suitable substitute form that it is not a "U.S. person" (as defined in the IRC), and provides its name and address, and U.S. taxpayer identification number, if any, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (1) has been received from the Non-U.S. Holder or an intermediate financial institution and furnishes to us a copy thereof.

              A Non-U.S. Holder that does not qualify for exemption from withholding as described above will generally be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes (except as described below with respect to effectively connected income). A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided that the Non-U.S. Holder furnishes us with a properly executed IRS Form W-8BEN claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

              Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of notes held by partnerships or certain types of trusts. Partnerships and trusts that are prospective purchasers of the notes are urged to consult their tax advisors regarding special rules that may be applicable in their particular circumstances.

              Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

              Any gain recognized by a Non-U.S. Holder on the Disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under "—Payments of Interest" above) will generally be exempt from U.S. federal income and withholding tax, unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S. (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.); or

  •
  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year of the Disposition, and certain other conditions are met.

              Effectively Connected Income

              If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the note is effectively connected with the conduct of this trade or business (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (see "—Tax Consequences to U.S. Holders" above), subject to an applicable income tax treaty providing otherwise. In such circumstances, the Non-U.S. Holder will be required to provide us with a properly executed IRS Form W-8ECI (Certificate of Foreign Person's Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States) in order to claim an exemption from withholding tax. A Non-U.S. Holder engaged in a trade or business in the United States as a corporation should consult its own tax advisors with respect to other U.S. tax consequences of the ownership and Disposition of the notes, including the possible imposition of a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

              Backup Withholding and Information Reporting

              Information returns will be filed with the IRS to report payments made on the notes, and any taxes withheld from such payments. Copies of such information returns may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

              Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, the Non-U.S. Holder may be subject to U.S. backup withholding on interest payments on the notes and proceeds from the Disposition of the notes. If the certification procedures described above are met for the Non-U.S. Holder, backup withholding will not apply to these payments.

              Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

              Non-U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

              The discussion set forth above is included for general information only and may not be applicable depending on a holder's particular situation. Holders are urged to consult their own tax advisors with respect to the tax consequences to them of the ownership and Disposition of the notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

 UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$

Total	$

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

    Commissions and Discounts

              The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of            % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of            % of the principal amount of the notes to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us.

    Secondary Trading

              The notes offered hereby are a reopening of the existing notes and will become part of the same series as the existing notes. We have been advised by the underwriters that they presently intend to make a secondary market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot provide any assurance regarding the liquidity of the trading market for the notes or that an active public market for the notes will exist. The notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

    No Sales of Similar Securities

              We have agreed that neither we nor the guarantors of the notes will, for a period of 90 days after the date of this offering memorandum, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

    Short Positions

              In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") no offer of notes may be made to the public in that Relevant Member State other than:

    A.
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    B.
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

 LEGAL MATTERS

              The validity of the notes and guarantees offered hereby will be passed on for us by McGrath North Mullin & Kratz, PC LLO, Omaha, Nebraska. Certain legal matters with respect to our Australian guarantors will be passed on for us by Gadens Lawyers, Brisbane, Queensland, Australia. Certain legal matters will be passed on for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

              The consolidated financial statements and the related financial statement schedule as of December 25, 2010 and December 26, 2009 and for each of the three fiscal years in the period ended December 25, 2010 incorporated by reference in this prospectus supplement and the accompanying prospectus and the effectiveness of Valmont Industries, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference in this prospectus supplement. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

VALMONT INDUSTRIES, INC.

Debt Securities

Guarantees of Debt Securities by Certain Subsidiaries

        We may offer from time to time debt securities in amounts, at prices and on terms that will be determined at the time the securities are offered. Certain of our subsidiaries may fully and unconditionally guarantee any debt securities that we issue. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of these securities, carefully before you make your investment decision.

        Investing in our securities involves certain risks. See "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009, which is incorporated by reference herein, and in any comparable section of the accompanying prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2010

        You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement or free writing prospectus we provide to you. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless otherwise noted or the context otherwise requires, references in this prospectus to "Valmont," "the Company," "our company," "we," "us" or "our" refer to Valmont Industries, Inc. and its direct and indirect subsidiaries.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell any securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

        Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

 VALMONT INDUSTRIES, INC.

        We are a diversified global producer of fabricated metal products and are a leading producer of steel and aluminum pole and tower structures in our engineered support structures segment, steel and concrete pole structures in our utilities support structures segment and are a global producer of mechanized irrigation systems in our irrigation segment. We also provide metal coating services, including galvanizing, painting and anodizing in our coatings business.

        Our pole and tower structures, sold through the engineered support structures segment, support outdoor lighting and traffic control fixtures and wireless communication equipment. Our pole structures, sold through our utilities support structures segment, support electrical transmission and distribution lines and related power distribution equipment. Our irrigation segment produces mechanized irrigation equipment that delivers water, chemical fertilizers and pesticides to agricultural crops. Customers and end-users of our products include state and federal governments, contractors, utility and telecommunications companies, manufacturers of commercial lighting fixtures and large farms as well as the general manufacturing sector.

THE SUBSIDIARY GUARANTORS

        One or more of Valmont's subsidiaries, whom we refer to as the "subsidiary guarantors" in this prospectus, may fully and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. The prospectus supplement relating to any such series will identify any subsidiary guarantors. Financial information concerning our subsidiary guarantors and any non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") to the extent required by the rules and regulations of the SEC.

        Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. Please read "Where You Can Find More Information."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Fiscal Years Ended
	December 26, 2009	December 27, 2008	December 29, 2007	December 30, 2006	December 31, 2005
Ratio of earnings to fixed charges	11.67	9.86	7.52	5.67	3.79

        For purposes of these computations, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges include interest on indebtedness and that portion of rental expense that we believe to be representative of interest.

        As of the date of this prospectus we have not issued any preferred shares.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

        This section describes certain general terms and provisions of the debt securities. The debt securities will be our direct general obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt from time to time outstanding. We will issue any debt securities under a senior debt indenture between us and Wells Fargo Bank, National Association, as trustee. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. If any of the terms of a series of debt securities that are described in a prospectus supplement are inconsistent with any of the terms of the debt securities or the indenture as described in this section, then the description of those terms in that prospectus supplement will supersede and replace any different or inconsistent description in this prospectus.

        We have summarized certain terms and provisions of the indenture. The summary is not complete and is qualified in its entirety by reference to the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

        The indenture does not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

  •
  the designation and aggregate principal amount;

  •
  the maturity date;

  •
  the interest rate, if any, or the method for calculating the interest rate;

  •
  the interest payment dates and the record dates for the interest payments;

  •
  any mandatory or optional redemption terms or prepayment or sinking fund;

  •
  the place where we will pay principal and interest;

  •
  if other than denominations of $2,000 or higher multiples of $1,000, the denominations the debt securities will be issued in;

  •
  whether the debt securities will be issued in the form of global securities or certificates;

  •
  additional provisions, if any, relating to the defeasance of the debt securities;

  •
  the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

  •
  any United States federal income tax consequences;

  •
  the dates on which premium, if any, will be paid;

  •
  our right, if any, to defer payment of interest and the maximum length of this deferral period;

  •
  any listing on a securities exchange;

  •
  the initial public offering price; and

  •
  other specific terms, including any additional events of default or covenants.

Subsidiary Guarantee

        If specified in the prospectus supplement, one or more of the subsidiary guarantors will guarantee the debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subsidiary guarantee of the subsidiary guarantor.

        Subject to the limitations described below and in the prospectus supplement, one or more of the subsidiary guarantors will jointly and severally, fully and unconditionally guarantee:

          (a)   the full and punctual payment of principal of and interest on debt securities of the series when due, whether at stated maturity, by acceleration, by redemption or otherwise, and all other of our monetary obligations under the indenture and the debt securities and

          (b)   the full and punctual performance within applicable grace periods of all other obligations of the Company under the indenture and the debt securities (all such obligations guaranteed by a subsidiary guarantor being herein called the "guaranteed obligations").

        The subsidiary guarantors will also pay all expenses (including reasonable attorneys' fees) incurred by the applicable trustee in enforcing any rights under a subsidiary guarantee with respect to a subsidiary guarantor.

        Each subsidiary guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the subsidiary guarantor without rendering such subsidiary guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each subsidiary guarantee will be a continuing guarantee and will inure to the benefit of and be enforceable by the trustee, the holders of the debt securities and their successors, transferees and assigns.

        A subsidiary guarantor will be released from its obligations under the indenture:

          (a)   upon the sale or other disposition of a subsidiary guarantor;

          (b)   upon the sale or disposition of all or substantially all the assets of such subsidiary guarantor;

          (c)   upon defeasance of the debt securities pursuant to the indenture;

          (d)   upon the discharge of the Company's obligations in accordance with the indenture; or

          (e)   upon delivery of an officer's certificate to the trustee that such subsidiary guarantor does not guarantee the obligations of the Company under any indebtedness for borrowed money of the Company and that such other guarantees have been released other than through discharges as a result of payment by such guarantor on such guarantees.

provided, however, that in the case of clauses (a) and (b) above, (i) such sale or other disposition is made to a person other than the Company or a subsidiary of the Company and (ii) such sale or disposition is otherwise permitted by the indenture.

        At the request of the Company, and delivery to the trustee of an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to such release have been complied with, the trustee will execute any documents reasonably requested by the Company evidencing such release, upon receipt of an officer's certificate and legal opinion to the effect that such release is permissible under the indenture. In addition, the prospectus supplement may specify additional circumstances under which a subsidiary guarantor can be released from its subsidiary guarantee.

Events of Default

        "Event of Default," with respect to the debt securities of any series, means:

          (1)   default in the payment of the principal of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

          (2)   default in the payment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

          (3)   default in the performance of or breach of any other covenant or agreement of the Company or any subsidiary guarantor in the indenture with respect to any debt security of such series or in the debt security of such series and such default or breach continues for a period of 90 consecutive days or more after written notice to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the debt securities of all series affected thereby specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture;

          (4)   certain events of bankruptcy, insolvency, reorganization or similar proceedings with respect to the Company or any subsidiary guarantor;

          (5)   default on any indebtedness for money borrowed by the Company or a subsidiary in excess of $50,000,000 in principal amount that results in the acceleration of such indebtedness prior to its maturity;

          (6)   any other Events of Default set forth in the applicable prospectus supplement; and

          (7)   any subsidiary guarantee ceases to be in full force and effect (other than in accordance with the terms of such subsidiary guarantee or the indenture) or any subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee.

        If an Event of Default (other than an Event of Default specified in clause (4) with respect to the Company) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may by written notice, require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

        If an Event of Default under the indenture specified in clause (4) with respect to the Company occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities), together with accrued and unpaid interest, will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        After a declaration of acceleration or any automatic acceleration under clause (4) described above of the debt securities of any series, the holders of a majority in principal amount of outstanding debt securities of that series may rescind this accelerated payment requirement if all existing Events of Default with respect to that series, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults with respect to that series, except a default in paying principal or interest on any outstanding debt security of such series, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

        In the event of a declaration of acceleration of the notes because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to such clause (5) shall be remedied or cured, or waived by the holders of such indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived. Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered indemnity reasonably satisfactory to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request from holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

        During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person's own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders of the applicable debt securities unless those holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

        The trustee will, within 90 days after any default occurs with respect to the debt securities of any series that is known to the trustee, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

        We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Covenants

Consolidation, Merger or Sale of Assets

        The indenture provides that we will not consolidate or combine with or merge with or into, or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to, any person or persons in a single transaction or through a series of transactions, unless:

  •
  we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the "surviving entity") is a company organized and existing under the laws of the United States or any State or territory;

  •
  the surviving entity will expressly assume all of our obligations under the debt securities issued under the indenture, and will, if required by law to effectuate the assumption, execute supplemental indentures which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;

  •
  immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing under the indenture; and

  •
  we or the surviving entity will have delivered to the trustee an officers' certificate and opinion of counsel stating that the transaction or series of transactions and supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

        The indenture also provides that we will not permit any subsidiary guarantor to consolidate or combine with or merge with or into, or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to, any person or persons (other than the Company or another subsidiary guarantor) in a single transaction or through a series of transactions, unless:

  •
  except in the case of a subsidiary guarantor (a) that has been disposed of in its entirety to another person (other than the Company or a subsidiary of the Company), whether through a merger, consolidation or sale of capital stock or assets or (b) that, as a result of the disposition of all or a portion of its capital stock, ceases to be a subsidiary, in both cases, if in connection therewith we provide an officers' certificate to the trustee to the effect that the resulting, surviving or transferee person (if not such subsidiary) shall be a person organized and existing under the laws of the jurisdiction under which such subsidiary was organized or under the laws of the United States or any State or territory, and such person shall expressly assume, by a subsidiary guarantee, in a form satisfactory to the trustee, all the obligations of such subsidiary, if any, under its subsidiary guarantee;

  •
  immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing under the indenture; and

  •
  we will have delivered to the trustee an officers' certificate and opinion of counsel stating that such consolidation, merger or transfer and such subsidiary guarantee, if any, comply with the indenture.

        If any consolidation, combination or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture with the same effect as if such successor corporation had been named as the Company and, except in the case of (1) any lease or (2) any sale, assignment, conveyance, transfer, lease or other disposition to one or more subsidiaries of the Company, we will be discharged from all obligations and covenants under the indenture and the debt securities.

Satisfaction, Discharge and Defeasance

        We may terminate our obligations under debt securities of any series under the indenture, when:

  •
  either:

  •
  all debt securities of such series issued that have been authenticated and delivered have been delivered by us to the trustee for cancellation; or

  •
  all the debt securities of such series issued that have not been delivered by us to the trustee for cancellation will become due and payable, or by their terms to become due and payable, within one year and we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;

  •
  we have paid or caused to be paid all other sums then due and payable under the indenture with respect to such securities; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such debt securities have been complied with.

        We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series ("legal defeasance"). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

  •
  the rights of holders of the debt securities to receive principal, interest and any premium when due;

  •
  our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, the Company's right of optional redemption, mutilated, defaced, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

  •
  the rights, obligations and immunities of the trustee; and

  •
  the defeasance provisions of the indenture.

        In addition, we may elect to have our obligations released with respect to certain covenants in the indenture ("covenant defeasance"). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under "Events of Default" will no longer constitute an event of default for that series.

        In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

  •
  we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

  •
  money in an amount;

  •
  U.S. government obligations; or

  •
  a combination of money and U.S. government obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal of interest on and any premium on the debt securities at their respective due dates or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

  •
  in the case of legal defeasance, we have delivered to the trustee an opinion of counsel (a) confirming we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) stating that, under then applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

  •
  in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel stating that under the applicable U.S. federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit and covenant defeasance did not occur;

  •
  no default relating to bankruptcy or insolvency has occurred and is continuing at the time of such deposit;

  •
  if at such time the debt securities of such series are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such deposit, defeasance and discharge;

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with; and

  •
  if the debt securities of such series are to be redeemed prior to the final maturity thereof (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the indenture or provision therefor satisfactory to the trustee shall have been made.

Modification or Waiver

        We, the subsidiary guarantors and the trustee may amend the indenture or the debt securities of any series without notice to or the consent of any holder of debt securities in order to:

  •
  cure ambiguities, defects or inconsistencies, provided that such amendment shall not adversely affect the interests of the holders in any material respect;

  •
  provide for the assumption of our obligations, or the obligations of any subsidiary guarantor, in the case of a merger or consolidation; provided that such merger or consolidation is in compliance with the terms of the indenture;

  •
  comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

  •
  evidence and provide for the acceptance of appointment with respect to the debt securities of any series by a successor trustee and add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

  •
  establish the form or forms or terms of debt securities of any series and related coupons, if any;

  •
  to add any additional event of default;

  •
  to add to our covenants for the benefit of holders of debt securities of any series or to surrender any right or power conferred upon us;

  •
  provide for uncertificated or unregistered debt securities of any series;

  •
  make any change that does not materially and adversely affect the rights of any holder; or

  •
  add guarantees with respect to, or secure, debt securities of any series.

        In addition, we, the subsidiary guarantors and the trustee may otherwise amend the indenture or the debt securities of any series with the consent of the holders of a majority in principal amount of each series of outstanding debt securities affected by such amendment. However, we may not take any of the following actions without the consent of each holder of outstanding debt securities affected thereby:

  •
  change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such holder's debt security;

  •
  reduce the principal amount of or the interest rate of or extend the time of payment for interest on, or reduce any premium payable upon the redemption of such holder's debt security;

  •
  change the place or currency of payment of principal, or premium, if any, or interest on, such holder's debt security;

  •
  impair a holder's right to initiate suit for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment or modification of the indenture with respect to the debt securities of the relevant series;

  •
  reduce the percentage in principal amount outstanding of debt securities of the relevant series the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences provided for in the indenture; or

  •
  make any change in or release any subsidiary guarantee that would adversely affect such holder (other than in accordance with the subsidiary guarantees or the indenture).

        A modification with respect to one or more particular series of debt securities, if any, will not affect the rights under the indenture of the holders of debt securities of any other series and related coupons, if any.

        The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default under the indenture with respect to the debt securities of such series, except a default (i) in the payment of principal of, interest on, or premium payable upon, such series or (ii) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of debt securities of such series. Upon any such waiver, the default will cease to exist with respect to the debt securities of such series and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the debt securities of such series under the indenture, but the waiver will not extend to any subsequent or other default or impair any right consequent thereon.

        We may elect in any particular instance not to comply with certain covenants set forth in the indenture or the debt securities of any series if, before the time for such compliance, the holders of a majority in principal amount of the outstanding debt securities of such series either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee in respect of any such provision will remain in full force and effect.

        In addition, the applicable prospectus supplement will set forth the terms and provisions relating to defeasance with respect to a particular series of debt securities.

 FORMS OF SECURITIES

        Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

        We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

        If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

        Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Valmont, its affiliates, the trustee or any other agent of Valmont, or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street name," and will be the responsibility of those participants.

        If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

        We may sell the debt securities in one or more of the following ways (or in any combination) from time to time:

  •
  through underwriters or dealers;

  •
  directly to a limited number of purchasers or to a single purchaser; or

  •
  through agents.

        The prospectus supplement will state the terms of the offering of the debt securities, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price of such debt securities and the proceeds to be received by us, if any;

  •
  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the securities may be listed.

        If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

  •
  negotiated transactions;

  •
  at a fixed public offering price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

        Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

        The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

        Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

        Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like Valmont who file electronically with the SEC. The address of the site is http://www.sec.gov.

        The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

        This prospectus incorporates by reference the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed) until all the securities offered under this prospectus are sold.

Valmont SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 26, 2009
Current Reports on Form 8-K	Filed on March 9, 2010

        Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the company at the following address:

Valmont Industries, Inc.
One Valmont Plaza
Omaha, Nebraska 68154-5215
Attention: Investor Relations
Telephone: (402) 963-1000

 INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this prospectus and the accompanying prospectus supplement may constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which the Company operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this prospectus and the accompanying prospectus supplement, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in the Company's reports to the SEC, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this prospectus is made as of the date of this prospectus and any forward-looking statement included in the accompanying prospectus supplement is made as of the date of the prospectus supplement and the Company does not undertake to update any forward-looking statement except as required by applicable law or regulation.

LEGAL MATTERS

        The validity of the debt securities and guarantees in respect of which this prospectus is being delivered will be passed on for us by McGrath North Mullin & Kratz, PC LLO, Omaha, Nebraska.

EXPERTS

        The consolidated financial statements and the related financial statement schedule as of December 26, 2009 and December 27, 2008 and for each of the three fiscal years in the period ended December 26, 2009 incorporated by reference in this prospectus and the effectiveness of Valmont Industries, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference in this Registration Statement (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the retrospective adoption of guidance related to noncontrolling interests in consolidated financial statements effective December 28, 2008 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$150,000,000

Valmont Industries, Inc.

6.625% Senior Notes Due 2020

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

June     , 2011